Exhibit 10.12

TOOTSIE ROLL INDUSTRIES, INC.

POST 2004-EXCESS BENEFIT PLAN

AMENDMENT 2015-1

Pursuant to the authority of paragraph 7 of the Tootsie Roll Industries, Inc. Post 2004-Excess Benefit Plan (the “Plan”) and the Board of Directors’ Resolutions dated November 4, 2015, the Plan is hereby amended effective as of the execution date of this Amendment 2015-1 (the “Effective Date”) as follows:

1.Paragraph 5 of the Plan is amended to add the following sentence at the end thereof:

“For the avoidance of doubt, the reference to payment being made no later than 60 days after the close of the calendar year in which the participant’s employment terminates means payment shall be made during the 60-day period immediately following the close of the calendar year in which the participant’s employment terminates.”

2.Paragraph 6 of the Plan is amended to read as follows:

“If an employee shall die while any amounts remain credited to the accounts established on his behalf pursuant to paragraph 1 or 2 of this Plan, such amounts shall be distributed by the later of: (i) the end of the calendar year in which such death occurs; and (ii) 90 days after such death, to the beneficiary or beneficiaries as the employee may, from time to time designate in writing delivered to the Administrator.  An employee may revoke or change his beneficiary designation at any time in writing delivered to the Administrator.  If an employee does not designate a beneficiary under this Plan, or if no designated beneficiary survives the employee, his accounts shall be distributed to the person or persons entitled to his accounts under the Profit Sharing Plan in which he is a participant (or who would be so entitled if there were then an amount remaining unpaid under the Profit Sharing Plan).”

3.Paragraph 12 of the Plan is amended to add the following sentence at the end thereof:

“All references to “termination of employment” and correlative phrases for purposes of the Plan shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).”

4.A new paragraph 13 is added to the Plan as follows:

“Notwithstanding any other provision of the Plan to the contrary, if a participant is a “specified employee”, then no payment or benefit under the Plan that is payable on account of the participant’s termination of employment, shall be made before the date that is the later of (i) eighteen months from the Effective Date; and (ii) six months after the participant’s termination of employment; provided, however, that payment shall be made as provided in Paragraph 6 above in the case of death.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.”

TOOTSIE ROLL INDUSTRIES, INC.

By:	/s/ Ellen R. Gordon

Title:	Chairman and Chief Executive Officer

Date:	November 4, 2015

By:	/s/ G. Howard Ember, Jr.

Title:	Vice President/Finance and Chief Financial Officer

Date:	November 4, 2015